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                                                                  Exhibit (h)(8)

                              AMENDED AND RESTATED

                    SHAREHOLDER SERVICING AND PROCESSING PLAN

     Introduction: The Board of Trustees (the "Board") of Barclays Global Investors Funds (the "Trust") previously approved an Amended and Restated Shareholder Servicing and Processing Plan on March 14-15, 2006 (the "Current Plan") with respect to the various classes of shares (each, a "Class") of the portfolios of the Trust listed on Schedule 1 thereto, as such Schedule may be revised from time to time (each, a "Fund"). It is proposed that the Board further amend and restate the Current Plan, as set forth in this Amended and Restated Shareholder Servicing and Processing Plan (this "Plan"), to authorize Barclays Global Investors, N.A., as administrator of the Trust (the "Administrator"), to engage and pay certain financial institutions, securities dealers and other industry professionals (collectively, "Shareholder Servicing Agents") for providing services to Fund shareholders. For purposes of this Plan, Fund shareholders shall include: direct Fund shareholders; persons beneficially owning Fund shares through omnibus accounts or other intermediary accounts; participants in employee benefit, retirement or similar plans notwithstanding that the plan may be deemed to be the beneficial owner of Fund shares; and the holders of interests in a variable annuity or variable life insurance contract issued by a Shareholder Servicing Agent. The Current Plan was not, and this Plan is not to be, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

     The Board has requested and evaluated such information as it deemed necessary to an informed determination as to whether the Current Plan should be amended and restated and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Trust assets for such shareholder servicing and processing purposes.

     In voting to approve the implementation of this Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that this Plan will benefit each Class of each Fund and its shareholders.

     This Plan: The material aspects of this Plan are as follows:

     1. Fees: The Trust is permitted to pay to one or more Shareholder Servicing Agents a maximum shareholder servicing fee and maximum processing fee per Class, as applicable, at the annual rate set forth opposite the name of each Class on
Schedule 1 hereto, based upon the value of such Class's average daily net assets, in respect of the services described below. The Board has delegated to the Administrator and the Administrator has assumed certain responsibilities with respect to the Shareholder Servicing Agents, including the obligation to pay the Shareholder Servicing Agents such compensation as their respective shareholder servicing agreements may provide. The Board shall retain the authority to determine the maximum shareholder servicing fee and maximum processing fee that the Administrator may agree to pay to the Shareholder Servicing Agents pursuant to this Plan. All or a portion of the shareholder servicing fee under the Plan is intended to be a

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"service fee" as defined in Financial Industry Regulatory Authority, Inc.
Conduct Rule 2830 or any successor thereto. It is intended that none of the services provided in consideration of the processing fee be of a nature as to render the processing fee a "service fee" as defined in such Rule.

     2. Shareholder Servicing: Payments of the shareholder servicing fee shall be used to compensate Shareholder Servicing Agents for providing general shareholder liaison services, including, but not limited to: (a) answering inquiries from shareholders regarding account status and history, the manner in which purchases and redemptions of the Fund shares may be effected, and other matters pertaining to the Funds; (b) assisting shareholders in designating and changing dividend options, account designations and addresses; (c) arranging for wiring of funds and transmitting and receiving funds in connection with orders to purchase or redeem Fund shares; (d) verifying and guaranteeing shareholder signatures in connection with orders to purchase or redeem Fund shares; (e) providing such other similar services related to the maintenance of shareholder accounts; and (f) providing necessary- personnel and facilities to conduct the activities described above.

     3. Processing: Payment of the processing fee shall be used to compensate Shareholder Servicing Agents for serving as agents of the Trust for the limited purpose of accepting orders to purchase or redeem Fund shares of the applicable Class and the provision of processing and administrative services on behalf of such Class, including, but not limited to: (a) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Fund's Transfer Agent or distributor; (b) processing dividend payments from the Fund on behalf of shareholders; (c) providing sub-accounting for Fund shares beneficially owned by-shareholders or the information necessary- for such sub-accounting; (d) transmitting, on behalf of the Fund, proxy statements, shareholder reports, prospectuses, dividend and tax notices and other communications from the Fund; (e) receiving, tabulating and transmitting to the Fund or the Administrator proxies executed by shareholders with respect to shareholder meetings; (f) providing periodic statements showing account balances and, to the extent practicable, integrating such information with other transactions otherwise effected by the Shareholder Servicing Agent; (g) furnishing (either separately or on an integrated basis with other reports sent to an account by a Shareholder Servicing Agent) monthly and annual statements and confirmations of all purchases and redemptions of Fund shares; (h) providing such other similar services as the Trust or the Administrator may request; and
(i) providing necessary personnel and facilities to conduct the processing services described above.

     4. Authorization of the Administrator: The Board has determined that it is consistent with the best interests of the Fund and appropriate in furtherance of the purposes of this Plan that the Administrator, by operation of this Plan, be authorized as follows:

          (a) New Agreements. With respect to new agreements entered into after the date of this Plan, (i) to identify Shareholder Servicing Agents; (ii) to appoint Shareholder Servicing Agents as agents of the Trust for the limited

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purpose of accepting orders to purchase or redeem Fund shares; (iii) to engage
Shareholder Servicing Agents to perform shareholder servicing and processing services by entering into shareholder servicing agreements and processing agreements; (iv) to terminate Shareholder Servicing Agents, pursuant to the terms of the relevant agreements; and (v) to pay Shareholder Servicing Agents out of the Administrator's fees the amount due them under the shareholder servicing and processing agreements, subject to compliance by a Shareholder Servicing Agent with the terms of the related agreements between the Shareholder Servicing Agent and the Administrator. Forms of agreement entered into by the Administrator in connection with this Plan will be presented to the Board from time to time, but the Board has determined that the Administrator may enter into agreements with the Shareholder Servicing Agents that differ from those forms in such form or substance as the Administrator deems necessary or appropriate; provided, however, that the Administrator shall not have authority to exceed the maximum fee set by the Board for agreements entered into in connection with this Plan nor to eliminate terms creating third party beneficial or similar rights in favor of the Trust or the Funds.

          (b) Existing Agreements. With respect to existing shareholder servicing agreements and processing agreements between a Shareholder Servicing Agent and the Trust, (i) to amend or restate such agreements, or any terms thereof, as the Administrator deems necessary or appropriate; (ii) to terminate such agreements or cause them to be superseded by new agreements in accordance with paragraph 4(a) above; and (iii) to pay the Shareholder Servicing Agents out of the Administrator's fees the amounts due them under the shareholder servicing and processing agreements between the Shareholder Servicing Agent and the Trust.

     5. Fee Calculation: For the purpose of determining the fees payable under this Plan, the value of the net assets of each Fund or Class shall be computed in the manner specified in the Trust's registration statement on Form N-1A for the computation of the value of the Fund's net assets.

     6. Reports: The Administrator shall provide the Board, at least quarterly, with a written report that includes the names of the firms that serve as Shareholder Servicing Agents pursuant to agreements entered into in connection with this Plan and of all amounts actually expended during the reporting period pursuant to this Plan, expressed both as dollar amounts and percentages. The report shall state the purpose for which the amounts were expended; provided, however, it shall be assumed that the purposes are to compensate Shareholder Servicing Agents for some or all of the services described above in paragraphs 2 and 3. Barclays Global Fund Advisors as adviser to the Master Investment Portfolio ("MIP"), shall identify amounts received by the Administrator from the Trust and retained as compensation separately in reports presented to the Board in connection with the annual approval of the MIP advisory agreements.

     7. Effectiveness: This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in

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the operation of this Plan or in any agreements entered into in connection with this Plan.

     8. Term: This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 7 hereof. This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

     9. Amendments: This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 7 hereof.

     10. Limitation of Liability: The obligations hereunder and under any agreement entered into in connection with this Plan shall only be binding upon the assets and property of the relevant Fund, as provided for in the Trust's Agreement and Declaration of Trust and By-Laws and shall not be binding upon any Trustee, officer or shareholder of the Trust or Fund individually.

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                                   SCHEDULE 1

     Fees are expressed as a percentage of the average daily net asset value of the Class beneficially owned by or attributable to clients of the Shareholder Servicing Agent.

                                     Maximum
                                     Annual
                                   Shareholder    Maximum Annual
Fund and Share Classes            Servicing Fee   Processing Fee
-------------------------------   -------------   --------------
Institutional Money Market Fund       0.25%            0.13%
   Trust Class Shares

Prime Money Market Fund               0.25%            0.13%
   Trust Class Shares

Government Money Market Fund          0.25%            0.13%
   Trust Class Shares

Treasury Money Market Fund            0.25%            0.13%
   Trust Class Shares